UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LendingClub Corporation (Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

595 Market Street, Suite 200
San Francisco, California 94105

AMENDMENT TO PROXY STATEMENT FOR THE
2024 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 11, 2024 at 8:00 a.m. Pacific Time

This Amendment No. 1 to Schedule 14A (this “Amendment”) amends the definitive proxy statement filed by LendingClub Corporation (“LendingClub”, the “Company”, “we”, “us”, “our”) with the Securities and Exchange Commission (the “SEC”) on April 25, 2024 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Company’s 2024 Annual Meeting of Stockholders, scheduled to be held on June 11, 2024 at 8:00 a.m., Pacific Time (the “Annual Meeting”). This Amendment is being filed with the SEC and made available to stockholders on or about May 2, 2024.

The purpose of this Amendment is to correct the treatment of abstentions for Proposal Seven of the Proxy Statement, as disclosed under “Questions and Answers About the Proxy Materials and the Annual Meeting – 9. What votes are required to approve each of the proposals?” on page 77 of the Proxy Statement.

Other than as set forth below, no other changes are being made to the Proxy Statement or to the matters being submitted to the stockholders at the Annual Meeting. This Amendment modifies and amends the Proxy Statement and should be read in conjunction with it. This Amendment is not complete without the Proxy Statement, including other amendments or supplements thereto. Capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the Proxy Statement. Please see “Questions and Answers About the Proxy Materials and the Annual Meeting – 16. How do I change or revoke my proxy?” on page 79 of the Proxy Statement.

If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.

Revisions to the Proxy Statement

The Company hereby revises “Questions and Answers About the Proxy Materials and the Annual Meeting – 9. What votes are required to approve each of the proposals?” on page 77 of the Proxy Statement to read in its entirety as follows:

9.    What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of Class I directors	Votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2024 fiscal year	Majority of votes cast	Brokers have discretion to vote	Do not count
Proposal Four: Management proposal to amend and restate the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of shares outstanding	Vote Against	Vote Against
Proposal Five: Management proposal to amend and restate the Company’s Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents	Two-thirds of shares outstanding	Vote Against	Vote Against
Proposal Six: Management proposal to amend and restate the Company’s Restated Certificate of Incorporation to limit the personal liability of certain officers of the Company as permitted by Delaware Law
	Majority of shares outstanding	Vote Against	Vote Against
Proposal Seven: Management proposal to amend and restate the Company’s 2014 Employee Stock Purchase Plan to extend the expiration of the 2014 Employee Stock Purchase Plan by ten years from December 2024 to December 2034, and make certain other changes
	Majority of votes cast	Do not count	Do not count